Exhibit 10.1

CONSOL Energy Inc. Consol Plaza 1800 Washington Road Pittsburgh, PA 15241-1405

phone:	412/831-4550
Fax:	412/831-4930
e-mail:	wlyons@consolenergy.com
Web:	www.consolenergy.com

WILLIAM J. LYONS Executive Vice President & Chief Financial Officer

August 24, 2007

Mr. Nicholas J. DeIuliis

5 Penn Center West, Suite 401

Pittsburgh, PA 15276-0102

Dear Nick:

This letter will summarize our agreement regarding your claim for an accrued benefit under the Retirement Restoration Plan (the “Plan”) of CONSOL Energy, Inc. (“CONSOL”) based on your 2006 compensation from CNX Gas Corporation, as well as certain other matters.

CONSOL agrees to pay you as a lump sum $406,951.94, less deductions required by law (the “Payment”). You understand that you are responsible for all taxes on the Payment and are in agreement with the form and timing of the Payment. The Payment is made in exchange for the promises contained in this letter.

In consideration of the Payment, you acknowledge and agree that you have no claim for any additional monies or benefits whatsoever arising out of the Plan and you are not entitled to any other “top hat” or non-qualified deferred compensation benefits or payments, from CONSOL (or any plan CONSOL may sponsor), either now or in the future. In addition, you acknowledge that you have no right to or accrued benefits in the Supplemental Retirement Plan approved and adopted by the Board of Directors of CONSOL at its December 5, 2006 meeting, effective January 1, 2007.

If the above is agreeable to you, please sign the enclosed copy of this letter and return it to me for our files.

Very truly yours,

/s/ William J. Lyons

William J. Lyons

ACKNOWLEDGED AND AGREED TO THIS

24th DAY OF August     , 2007,

INTENDING TO BE LEGALLY BOUND HEREBY.

/s/ Nicholas J. DeIuliis